ABN AMRO Series 2002 3 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.00	0.00
A 1	2,166,226.64	496,162.91	10,343,568.36
A 2	13,415,958.74	2,335,336.04	41,330,041.26
A 3	14,615,295.87	2,021,279.82	31,979,477.13
A 4	25,520,968.51	2,410,724.75	32,207,714.49
A P	1,045.92	0.00	25,924.08
A X	0.00	43,181.70	510,742.51
B 1	13,712.93	19,301.90	421,287.07
B 2	10,938.83	15,397.13	336,061.17
B 3	5,485.17	7,720.75	168,514.83
B 4	2,739.12	3,855.49	84,150.88
B 5	5,490.57	7,728.39	168,681.10
M	30,136.95	42,419.80	925,863.05
R 2	100.00	0.51	0.00